EX-99.1

                                  News
                   Release

Vectren Corporation

One Vectren Square

Evansville, IN  47708

Investor Contact                            Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact                                Mike Roeder, (812) 491-5255, mroeder@vectren.com

FOR IMMEDIATE RELEASE

Feb. 16, 2011

Vectren Corporation reports 2010 results,
issues 2011 guidance

Evansville, Ind. - Vectren Corporation (NYSE:VVC) today reported 2010 net income of $133.7 million, or $1.65 per share. This compares to net income of $133.1 million, or $1.65 per share earned in 2009. Fourth quarter net income was $45.4 million, or $0.56 per share, compared to $54.6 million, or $0.68 per share, in 2009.

Summary results
•
Utility Group 2010 earnings were $123.9 million, or $1.53 per share, compared to $107.4 million, or $1.33 per share, in 2009. Fourth quarter Utility Group earnings were $33.6 million, or $0.42 per share, compared to $35.9 million, or $0.44 per share, in the fourth quarter of 2009.

•
Nonutility Group 2010 earnings were $9.8 million, or $0.12 per share, compared to $25.8 million, or $0.32 per share, in 2009. For the fourth quarter, Nonutility Group earnings were $11.8 million, or $0.14 per share, compared to $19.0 million, or $0.24 per share, in 2009. While ProLiance Energy (ProLiance) operated at a loss for the year, the operating businesses of Miller Pipeline, Energy Systems Group, Vectren Fuels, and Vectren Source combined for $25.1 million of earnings in 2010.

“Overall we are pleased with the 2010 results, particularly given the backdrop of an economy that is slowly improving but is still being negatively impacted by the lingering impacts of the recession.   Our utility group demonstrated significant improvement driven in large part by the positive impacts that the extremely warm summer temperatures had on our electric operations and also supported by increased sales to our large electric and gas customers as their businesses began to experience an increase in demand.  Other than at ProLiance, our nonutility operations generally were on plan for 2010 and met our expectations.  Unfortunately, ProLiance continued to be challenged throughout the year with lower natural gas optimization opportunities and thus experienced a net loss for the year,” said Carl L. Chapman, Vectren’s president and CEO.

2011 earnings guidance
The company expects 2011 Utility Group earnings to be within a range of $1.45 to $1.55 per share and the Nonutility Group earnings, excluding ProLiance, to be in a range of $0.32 to $0.42 per share. The combined guidance range, including an expected loss at ProLiance, is consolidated earnings of $1.60 to $1.85 per share.

The company expects that 2011 will continue to be a very challenging year for gas marketers like ProLiance. Those challenges, as further discussed herein, make it very difficult to predict ProLiance’s 2011 earnings. Based on current market conditions and outlook, we estimate Vectren’s share of ProLiance’s results for 2011 will be in a range of a net loss of $(0.10) to $(0.20) per share. ProLiance’s balance sheet at Dec. 31, 2010, has equity of $209 million and no permanent debt outstanding.

The Utility Group expectations assume normal weather in the electric service territory and that an order is received in the first half of 2011 related to the electric base rate case currently pending before the Indiana Utility Regulatory Commission (IURC).  Related to ProLiance, as discussed above, current market conditions are assumed to continue, resulting in continued depressed asset optimization opportunities. Changes in these events or other circumstances could materially impact earnings and result in earnings for 2011 significantly above or below this guidance. These targeted ranges are subject to such factors discussed below under "Forward-Looking Statements."

Utility Group Discussion
The Utility Group’s 2010 earnings were $123.9 million, compared to $107.4 million in 2009. The increase in 2010 compared to 2009 reflects increased large customer usage; summer cooling weather that was significantly warmer than normal and the prior year; and lower operating expenses. Utility Group earnings were $33.6 million and $35.9 million for the fourth quarter of 2010 and 2009, respectively. The difference for the quarter results primarily from no manufacturing deduction in 2010 as a result of significant bonus depreciation driving down qualifying income and  a lower effective income tax rate in 2009, due to a greater share of taxable income in states with low or no state income tax.

For the year ended Dec. 31, 2010, cooling weather was 34 percent warmer than normal and 49 percent warmer than the prior year. Due primarily to the extreme cooling weather, management estimates the margin impact of weather to be approximately $10.4 million favorable, or $0.08 per share, compared to normal temperatures and $14.2 million favorable, or $0.10 per share, compared to the prior year.

In addition to the impacts of the extreme weather, margin improved as a result of increased large customer sales volumes in both the gas and electric service areas.

Gas utility margin
Gas utility margins were $449.4 million for the year ended Dec. 31, 2010, and $128.3 million for the fourth quarter of 2010.  Following are reconciliations of the changes from 2009:

(millions)	Quarter	Year
2009 Gas Utility Margin	$128.6	$447.9

Ohio territory rate design changes	(0.5)	2.4
Large customer usage	2.0	5.7
Operating costs directly recovered in margin	(2.3)	(5.0)
All other, mostly lower miscellaneous revenues in the annual period	0.5	(1.6)
Total change in Gas Utility Margin	(0.3)	1.5

2010 Gas Utility Margin	$128.3	$449.4

The rate design approved by the Public Utilities Commission of Ohio (PUCO) on Jan. 7, 2009, and initially implemented on Feb. 22, 2009, allowed for the phased movement toward a straight fixed variable rate design, which places substantially all of the fixed cost recovery in the monthly customer service charge. This rate design mitigates most weather risk as well as the effects of declining usage, similar to the company’s lost margin recovery mechanisms in place in the Indiana natural gas service territories, and the mechanism in place in Ohio prior to this rate order. Since the straight fixed variable rate design was fully implemented in February 2010, nearly 90 percent of the combined residential and commercial base rate gas margins were recovered through the customer service charge. As a result, some margin previously recovered during the peak delivery winter months is more ratably recognized throughout the year. In addition, in the fourth quarter, the company began recognizing a return on and of investments made to replace distribution risers and bare steel and cast iron infrastructure per a PUCO order. The impact of these rate design changes decreased margin approximately ($0.5) million in the quarter and increased margin $2.4 million year over year.

Electric utility margin
Electric retail utility margins were $346.8 million for the year ended Dec. 31, 2010, and $78.8 million in the fourth quarter of 2010. Following are reconciliations of the changes from 2009:

(millions)	Quarter	Year
2009 Retail Electric Margin	$75.6	$313.6

Weather	1.1	14.2
Large customer usage	2.3	12.8
Return on pollution control and other investments	0.1	3.4
Recovery of tracked MISO and pollution control operating costs	1.0	4.1
All other	(1.3)	(1.3)
Total increase in Retail Electric Margin	3.2	33.2

2010 Retail Electric Margin	$78.8	$346.8

Margins from wholesale electric activities were $26.2 million for the year ended Dec. 31, 2010, and $5.4 million in the fourth quarter of 2010. Following are reconciliations of the changes from 2009:

(millions)	Quarter	Year
2009 Wholesale Electric Margin	$5.4	$20.7

Wholesale power operations, net of sharing	(0.4)	1.3
Transmission projects meeting MISO expansion plans	0.1	3.4
Other transmission margin	0.3	0.8
Total change in Wholesale Electric Margin	-	5.5

2010 Wholesale Electric Margin	$5.4	$26.2

Other Operating
Other operating expenses were $299.2 million for the year ended Dec. 31, 2010, and $75.9 million in the fourth quarter of 2010. Following are reconciliations of the changes from 2009:

(millions)	Quarter	Year
2009 Other Operating Expenses	$76.7	$304.6

Operating costs recovered in margin, such as Ohio bad debt cost recovery,
conservation program cost recovery and environmental related cost recovery	0.7	2.5
Power supply operating costs	3.1	(0.1)
Indiana uncollectible accounts expense	0.6	(3.0)
All other, primarily net environmental costs in 2009	(5.2)	(4.8)
Total Change in Other Operating Expenses	(0.8)	(5.4)
2010 Other Operating Expenses	$75.9	$299.2

Depreciation & amortization
Depreciation expense was $188.2 million for 2010 and $47.7 million for the fourth quarter, an increase of $7.3 million and $1.6 million, respectively, compared to 2009. These increases are reflective of utility capital expenditures placed into service.

Taxes other than income taxes
Taxes other than income taxes were $59.6 million for 2010, a decrease of ($0.7) million compared to 2009.  These taxes are primarily revenue-related taxes. The decreased taxes are due largely to lower revenues, driven by lower gas costs. These tax expenses are recovered through revenue.  Fourth quarter taxes of $14.5 million were generally consistent with the prior year quarter.

Other income - net
Other income - net reflects income of $5.4 million in 2010 compared to $7.8 million in 2009. The higher earnings in 2009 reflect the partial recovery from 2008 market declines associated with investments related to benefit plans. Income of $1.5 million in the fourth quarter of 2010 was comparable to the prior year.

Interest expense
Interest expense was $81.4 million for 2010 compared to $79.2 million in 2009. The annual increase reflects the impact of long-term financing transactions completed in 2009, offset by lower interest from less debt outstanding overall. Interest expense of $20.4 million in the fourth quarter was comparable to the prior year.

Income taxes
Federal and state income taxes were $77.1 million in 2010 and $22.3 million for the fourth quarter and reflect increases compared to the prior year of $17.9 million and $3.7 million, respectively. The annual change is primarily impacted by greater pre-tax income in 2010 and no manufacturing tax deduction in 2010 as a result of significant bonus depreciation driving down qualifying income. Both the annual and quarterly periods reflect a lower effective tax rate in 2009 due to a greater share of taxable income in states with low, or no, state income taxes.

Nonutility Group Discussion

All amounts included in this section are after tax. Results reported by business group are net of nonutility group corporate expense.

In 2010, Nonutility Group earnings were $9.8 million, which compares to net income of $25.8 million in 2009, a decrease of ($16.0) million year over year. The 2010 period was impacted by charges related to legacy investments totaling $6.9 million after tax, and the 2009 period contains an $11.9 million after-tax charge associated with ProLiance’s investment in Liberty Gas Storage.  Before the impacts of these charges, results declined by $21.0 million driven primarily by reduced optimization opportunities at ProLiance. In the fourth quarter of 2010, nonutility results were $11.8 million compared to $19.0 million in 2009. This decline is also primarily attributable to ProLiance’s results.

Infrastructure Services
Infrastructure Services provides underground construction and repair to utility infrastructure through Miller Pipeline Corporation (Miller).

Miller’s 2010 annual earnings were approximately $3.1 million compared to $2.4 million in 2009, an increase of $0.7 million. Even with cold weather conditions in the first quarter of 2010 restricting construction levels, results in 2010 reflect higher revenues and man hours worked. Net revenues in 2010 approximated $197 million compared to $174 million in 2009. Man hours increased approximately 4 percent year over year.

Utilities continue to replace their aging natural gas and wastewater infrastructure and needs for shale gas infrastructure are becoming more prevalent.  The current low interest rate environment, when coupled with the impacts of bonus depreciation legislation and proposed regulations to accelerate the replacement of aging gas pipeline infrastructure also position Miller for future growth and resulting earnings.

Energy Services
Energy Services provides energy performance contracting and renewable energy services through Energy Systems Group (ESG).

ESG’s annual earnings were $6.4 million in 2010 compared to $8.4 million in 2009. The lower results in 2010 principally result from lower earnings from renewable energy activities, offset by continued growth in performance contracting operations. Results in 2009 reflect the sale of a 3 megawatt landfill gas facility. The project was developed by ESG as part of its ongoing renewable project development strategy.  With IURC approval, the project was sold to the company’s electric utility to further the utility’s strategy of building a renewable energy portfolio.

At Dec. 31, 2010, ESG’s backlog was $118 million, a new record level, compared to $70 million at Dec. 31, 2009, reflecting substantial work for 2011 and beyond. The national focus on a comprehensive energy strategy and a continued focus on renewable energy, energy conservation, and sustainability measures by ESG’s customers are expected to create favorable conditions for ESG’s future growth.

As a recent example, on February 8, 2011, Energy Systems Group was selected to design, construct and operate a landfill gas-to-recycled natural gas processing facility for DeKalb County, Georgia’s Seminole Road Landfill. The recycled natural gas will be used to fuel compressed natural gas (CNG) vehicles at the Seminole Road Landfill and the project will result in millions of dollars in savings in fuel costs to operate the Dekalb County sanitation fleet.

Coal Mining
Coal Mining mines and sells coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc.

Coal Mining earnings were $11.9 million in 2010 compared to $13.4 million in 2009. In 2010, Coal Mining revenues were $210 million, a $17 million increase compared to 2009; however, expected higher interest, depreciation and other mining costs associated with the ramp up of activities at the Oaktown mine complex more than offset the increase in sales. Due primarily to the mix and timing of volumes sold, fourth quarter results decreased from $6.0 million in 2009 to $3.8 million in 2010. There has been improvement in the demand and supply imbalance for Illinois Basin coal during 2010. Demand is returning as evidenced by successful negotiations with a number of new term supply contracts, as well as continued spot market sales.  The anticipated 2011 coal production is approximately 5.1 million tons, with total sales in 2011 of 5.4 million tons expected and over 90% of those sales have been contracted and priced. This compares to 3.7 million tons sold in 2010. The company continues to align its coal production based on demand. The second phase of the Oaktown mining complex is anticipated to open in 2012.

Energy Marketing
Energy Marketing is comprised of the company’s gas marketing operations, energy management services, and retail gas supply operations. The Energy Marketing group consists of the company’s investment in ProLiance and the company’s wholly-owned subsidiary, Vectren Source. Results from Energy Marketing for 2010 were a loss of ($4.2) million, compared to earnings of $4.1 million in 2009.  The 2009 annual results include an ($11.9) million after tax, or ($0.15) per share, charge related to an investment by ProLiance in Liberty Gas Storage, LLC. Fourth quarter 2010 earnings were $4.9 million compared to $10.0 million in 2009.

During 2010, ProLiance operated at a loss of approximately ($7.9) million compared to earnings of $9.6 million, excluding the Liberty charge, in 2009. In the fourth quarter, ProLiance’s earnings contribution was $2.0 million compared to $7.6 million in 2009. The ($17.5) million decrease for the year, as well as the quarterly decrease, reflects new natural gas sources from shale and greater transmission capacity as well as the impacts of reduced industrial demand for natural gas in the Midwest.  These conditions have resulted in plentiful natural gas supply and lower and less volatile natural gas prices.  Historical basis differences between physical and financial markets and summer and winter prices have narrowed. As a result, there have been reduced opportunities to optimize ProLiance’s firm transportation and storage capacity. ProLiance has structured optimization activities to remain flexible to maximize potential opportunities if market conditions improve and has undertaken other actions to improve future results.  However, if current market conditions continue, resulting in continued depressed asset optimization opportunities, it is expected that ProLiance will experience a loss in 2011. Given the continuing compressed margins experienced during the first few weeks of 2011, the company currently estimates a first quarter 2011 net loss of approximately $(9.0) million to $(13.0) million, compared to first quarter 2010 earnings of $3.9 million, and thereafter results are expected to be about breakeven for the remainder of the year based upon the current market for basis and seasonal spreads. ProLiance has approximately $80 million of annual fixed costs related to its transportation and storage contracts, with contracts representing nearly a third of these fixed costs expiring over the next 3 years and half over the next 5 years. At Dec. 31, 2010 ProLiance continued to maintain significant sources of liquidity beyond its credit facility, which is up for renewal in June 2011, and its balance sheet has $209 million of members’ equity, no long-term debt and $49 million of working capital debt outstanding, which has now been repaid. Various profit improvement initiatives are underway, including lowering the cost of pipeline demand costs through ongoing pipeline renegotiations. Should market conditions improve from the current depressed levels, ProLiance’s return to profitability would be accelerated.

Vectren Source, the company’s retail gas marketer, earned approximately $3.7 million in 2010 compared to $6.4 million in 2009. Results were lower than the prior year, as expected, due to higher margins on variable priced contracts in the first quarter of 2009. During 2009’s first quarter, revenues on variable priced sales contracts fell more slowly than gas costs. Vectren Source’s customer count at Dec. 31, 2010, was approximately 227,000 customers, compared to 189,000 customers at Dec. 31, 2009. The 2010 customer count reflects nearly 100,000 customers in Vectren Energy Delivery of Ohio’s (VEDO) service territory that have either voluntarily opted to choose their natural gas supplier or are supplied natural gas by Vectren Source but remain customers of the regulated utility as part of VEDO’s exit the merchant function process.  As a result of a supplier choice auction held on January 18, 2011 in VEDO’s service territory, Vectren Source will increase its customer base by 28,000 to over 255,000.

Other businesses
During 2010, other nonutility businesses, which include legacy real estate and other investments, resulted in a loss of ($7.4) million compared to ($2.5) million in 2009. The lower results in 2010 reflect a second quarter ($4.0) million after tax charge related to a decline in the fair value of an energy-related investment originally made in 2004 by Haddington Energy Partners.  The lower results in 2010 also reflect a first quarter 2010 ($2.9) million after tax charge related to the reduction in value of a note receivable recorded in 2002 related to a previously exited business.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on Feb. 17, 2011
Vectren’s financial analyst call will be at 2:00 p.m. (EST), Feb. 17, 2011, at which time management will discuss financial results and 2011 earnings guidance.  To participate in the call, analysts are asked to dial 1-866-821-5457 10 minutes prior to the start time and refer to the "Vectren Corporation 4th Quarter" conference call.  All interested parties may listen to the live webcast accompanied by a slide presentation at http://www.vectren.com.  A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana.  Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest, Northeast, and Southeast. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit http://www.vectren.com.

Forward-Looking Statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective,” “projection,” “forecast,” “goal,” “likely,” and similar expressions intended to identify forward-looking statements.  Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.  Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornados, terrorist acts or other similar occurrences could adversely affect Vectren’s facilities, operations, financial condition and results of operations.   Increased competition in the energy industry, including the effects of industry restructuring and unbundling.  Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.  Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.  Economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.  Economic conditions surrounding the current economic uncertainty,  including significantly lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the  demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments.  Increased natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.  Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.  Direct or indirect effects on the Company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.  The performance of projects undertaken by the Company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the Company’s infrastructure, energy services, coal mining, and energy marketing strategies.  Factors affecting coal mining operations including  MSHA guidelines and interpretations of those guidelines, as well as additional mine regulations and more frequent and broader inspections that could result from the recent  mining incidents at coal mines of other companies; geologic, equipment, and operational risks; the ability to execute and negotiate new sales contracts and resolve contract interpretations; volatile coal market prices and demand;  supplier and contract miner performance; the availability of key equipment, contract miners and commodities; availability of transportation; and the ability to access/replace coal reserves .  Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.  Legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures.  Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws.  Changes in or additions to  federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2010 annual report on Form 10-K to be filed on or about Feb. 17, 2011.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.